
                                                                    Exhibit 12a

                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                            EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


                                                  Year Ended December 31
                                        1998      1997      1996      1995      1994
----------------------------------- --------- --------- --------- --------- ---------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing
      operations per statement
      of income                     $169,612  $125,698  $167,351  $128,382  $ 79,312
    Federal income taxes             107,904    47,725   107,747    91,519    74,816
    Federal income taxes charged
      to other income - net            1,807    11,876    (1,608) (12,068)    22,687
    Capitalized interest              (1,782)     (360)     (600)    (660)      (400)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                            --      (608)      460     8,325       743
----------------------------------- --------- --------- --------- --------- ---------
Total                               $277,541  $184,331  $273,350  $215,498  $177,158
----------------------------------- --------- --------- --------- --------- ---------

  Fixed charges:
    Interest expense                $146,140  $123,439  $122,635  $131,346  $126,555
    Other interest                     1,782       360       600       660       400
    Portion of rentals
      representative of the
      interest factor                  2,878     3,143     4,187     5,150     5,555
----------------------------------- --------- --------- --------- --------- ---------
Total                               $150,800  $126,942  $127,422  $137,156  $132,510
----------------------------------- --------- --------- --------- --------- ---------

  Earnings available for
    combined fixed charges          $428,341  $311,273  $400,772  $352,654  $309,668
RATIO OF EARNINGS TO
  FIXED CHARGES                        2.84x     2.45x     3.15x     2.57x     2.34x

                                                                    Exhibit 12b
                                                                         Page 1

                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)

                                                  Year Ended December 31
                                       1998       1997       1996        1995       1994
---------------------------------- ---------  ---------  ---------  ---------  ---------
EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing
      operations per statement
      of income                    $169,612   $125,698   $167,351   $128,382   $ 79,312
    Federal income taxes            107,904     47,725    107,747     91,519     74,816
    Federal income taxes charged
      to other income - net           1,807     11,876     (1,608)   (12,068)    22,687
Subtotal                            279,323    185,299    273,490    207,833    176,815
  Capitalized interest               (1,782)      (360)      (600)      (660)      (400)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities               --       (608)       460      8,325        743
---------------------------------- ---------  ---------  ---------  ---------  ---------
Total                              $277,541   $184,331    273,350   $215,498   $177,158
---------------------------------- ---------  ---------  ---------  ---------  ---------

  Fixed charges:
    Interest expense               $146,140   $123,439   $122,635   $131,346   $126,555
    Other interest                    1,782        360        600        660        400
    Portion of rentals
      representative of the
      interest factor                 2,878      3,143      4,187      5,150      5,555
---------------------------------- ---------  ---------  ---------  ---------  ---------
Total                              $150,800   $126,942   $127,422   $137,156   $132,510
---------------------------------- ---------  ---------  ---------  ---------  ---------

Earnings available for
  combined fixed charges
  and preferred dividend
  requirements                     $428,341   $311,273   $400,772   $352,654   $309,668

DIVIDEND REQUIREMENT:
  Fixed charges above              $150,800   $126,942   $127,422   $137,156   $132,510
  Preferred dividend
    requirements below               21,414     26,250     36,249     36,674     45,441
---------------------------------- ---------  ---------  ---------  ---------  ---------
Total                              $172,214   $153,192   $163,671   $173,830   $177,951
---------------------------------- ---------  ---------  ---------  ---------  ---------


                                                    Year Ended December 31
                                         1998       1997       1996       1995       1994
-----------------------------------  ---------  ---------  ---------  ---------  ---------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS                  2.49       2.03       2.45       2.03       1.74

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income                 $279,323   $185,299   $273,490   $207,833   $176,815
  (b) Income from continuing
        operations                   $169,612   $125,698   $167,351   $128,382   $ 79,312
  (c) Ratio of (a) to (b)              1.6468     1.4742     1.6342     1.6189     2.2294
  (d) Preferred dividends            $ 13,003   $ 17,806   $ 22,181   $ 22,654   $ 20,383
  Preferred dividend
    requirements
      [(d) multiplied by (c)]        $ 21,414   $ 26,250   $ 36,249   $ 36,674   $ 45,441
